                                                                    EXHIBIT 11.1

                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:

                                           Three months ended               Six months ended
                                                June 30,                       June 30,
                                        ------------------------       ------------------------
                                           2001          2000             2001          2000
                                        ----------    ----------       ----------    ----------
  Shares outstanding at end of period    8,729,228     8,404,545        8,729,228     8,404,545
                                        ==========    ==========       ==========    ==========

  Weighted average shares of common
  stock outstanding                      8,726,495     8,344,059        8,712,559     8,251,124

  Weighted average shares of assumed
  conversion shares                        819,060     1,321,687          848,663     1,389,277
                                        ----------    ----------       ----------    ----------

  Weighted average shares of common
  stock and assumed conversion shares    9,545,555     9,665,746        9,561,222     9,640,401
                                        ==========    ==========       ==========    ==========

  Net income                            $  930,958    $2,480,477       $1,981,846    $4,634,583
                                        ==========    ==========       ==========    ==========

  Basic net income per common share          $0.11         $0.30            $0.23         $0.56
                                        ==========    ==========       ==========    ==========

  Diluted net income per common share        $0.10         $0.26            $0.21         $0.48
                                        ==========    ==========       ==========    ==========